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Exhibit 10.44

SETTLEMENT ALLOCATION AGREEMENT

    THIS SETTLEMENT ALLOCATION AGREEMENT is made this 27th day of April, 2001, by and among WIND RIVER SYSTEMS KABUSHIKI KAISHA, a corporation organized and existing under the laws of Japan and having its registered office at Ebisu Prime Square Tower, 1-1-39 Hiroo, Shibuya-ku, Tokyo 150-0012, Japan ("WRSKK"), and NISSIN ELECTRIC CO., LTD., a corporation organized and existing under the laws of Japan and having its registered office at 47 Umezu-Takase-cho, Ukyo-ku, Kyoto, Japan ("Nissin").

    WHEREAS, on 30 March 2001 WRSKK and Nissin entered into that certain Settlement Agreement ("Settlement Agreement"), wherein the parties resolved various issues arising from their termination of business relationships involving WRSI computer software and other products ("WRSI Products");

    WHEREAS, pursuant to the terms and conditions of said Settlement Agreement, WRSKK agreed to pay to Nissin a sum certain to settle any claims arising out of the termination of their business relationships, if any, and for Nissin's customer list, goodwill, etc. (hereinafter referred to collectively as "Settlement Proceeds"); and

    WHEREAS, the particular breakdown of how the Settlement Proceeds would be allocated among the various matters was mutually determined and agreed upon by the parties hereto after engaging in discussions and consultations between the parties.

    NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

    Section 1. Definitions.  All capitalized terms used in this Agreement shall have the same meaning as defined in the Settlement Agreement unless otherwise specifically defined herein.

    Section 2. Allocation of Settlement Proceeds.  Based upon discussions and consultations between the parties hereto pursuant to the Settlement Agreement, the parties decided that WRSKK shall be liable for One Hundred Towenty Five Million Japanese Yen (JPY125,000,000) of the Settlement Proceeds and the parties decided upon the following breakdown of how said portion of the Settlement Proceeds will be allocated among the following components of the settlement:

1.	Value of Nissin's customer lists	JPY98,000,000
2.	Value of Nissin's maintenance contract lists	JPY25,000,000
3.	Value of Nissin's list of potential customers identified during the period from 1 January 2001 to the present	JPY 2,000,000

The parties determined that the above-mentioned items were properly allocated to WRSKK, since WRSKK will be using said information in its future business endeavors. Furthermore, the parties have determined that the Japanese Consumption Tax will be imposed on said portion of the Settlement Proceeds and that WRSKK shall be responsible for paying the amount of said Consumption Tax to Nissin. WRSKK agrees that it or its designee shall make payment to Nissin without undue delay by wire transfer to an account designated by Nissin. WRSKK further agrees that it or its designee will bear the cost of the telegraphic transfer handling charges.

    Section 3. Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Except as amended by this Agreement, the Settlement Agreement shall continue to be unchanged and the Settlement Agreement as amended by this Agreement sets forth the entire agreement between WRSKK and Nissin with respect to the subject matter contemplated therein. No amendment to the Settlement Agreement or this Agreement shall be effective unless in writing and signed by WRSKK and Nissin.

    Section 4. Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of Japan. The parties hereto hereby agree that any suits brought hereunder shall be brought in the Tokyo District Court in Tokyo, Japan, which will have sole and exclusive jurisdiction for the first instance.

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    IN WITNESS WHEREOF, this Agreement has been made in duplicate, each of the parties caused this Agreement to be executed by a duly authorized officer or agent as of the date first above written, and the parties hereto shall each keep one (1) original copy of the Agreement.

WIND RIVER SYSTEMS KABUSHIKI KAISHA, a Japan corporation
By:	/s/ Giuseppe Kobayashi Name: Giuseppe Kobayashi Office: Representative Director
Place and Date of Signing: Tokyo, Japan, 27 April 2001
"WRSKK"
NISSIN ELECTRIC CO., LTD., a Japan corporation
By:	/s/ Osamu Nakamura Name: Osamu Nakamura Office: Executive Director
Place and Date of Signing: Kyoto, Japan, 27 April 2001
"Nissin"

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  Exhibit 10.44
SETTLEMENT ALLOCATION AGREEMENT